Exhibit 99.1

VeraSun Team

I am pleased to announce the new Executive Management team of the combined VeraSun Energy Corporation. This is the group that will work through the details of the transition and eventually lead the company following the completion of the merger.

As you probably already know, Danny Herron will serve as president of the combined company. Both Danny and Bill Honnef, Senior Vice President of Strategic Initiatives will report directly to me going forward.

Those individuals that will report directly to Danny include:

• Rich Atkinson, Senior Vice President and Chief Financial Officer

• Greg Schlicht, Senior Vice President and General Counsel

• Barry Schaps, Senior Vice President, Logistics

• Paul Caudill, Senior Vice President, Operations

• Bob Antoine, Senior Vice President, Human Resources

• Chad Hatch, Senior Vice President, Corporate Development

The group has started meeting on a regular basis to develop plans to transition the two companies into one combined company. At this time we still expect the merger to be completed in March.

We will do our very best to keep everyone informed throughout this process. I would also like to wish you and your families an enjoyable holiday and happy new year.

Don

Don Endres

CEO

VeraSun Energy Corporation

Additional Information

In connection with the proposed transaction between VeraSun and US BioEnergy, VeraSun has filed a registration statement on Form S-4 with the SEC. Such registration statement includes a preliminary joint proxy statement of VeraSun and US BioEnergy that also constitutes a preliminary prospectus of VeraSun. The material contained herein is not a substitute for the preliminary joint proxy statement/prospectus and any other documents VeraSun or US BioEnergy intend to file with the SEC. SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT VERASUN, US BIOENERGY AND THE PROPOSED TRANSACTION. The preliminary joint proxy statement/prospectus and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from VeraSun upon written request to VeraSun Energy Corporation, Attention: Investor Relations, 100 22nd Avenue, Brookings, South Dakota 57006, or by calling 605-696-7236, or from US BioEnergy, upon written request to US BioEnergy Corporation, Attention: Investor Relations, 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077, or by calling 651-554-5491.

This communication is not a solicitation of a proxy from any security holder of VeraSun or US BioEnergy. However, VeraSun, US BioEnergy and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of VeraSun may be found in its 2006 Annual Report on Form 10-K filed with the SEC on March 29, 2007, definitive proxy statement relating to its 2007 Annual Meeting of Shareholders filed with the SEC on April 12, 2007 and current reports on Form 8-K filed with the SEC on July 3, 2007, August 31, 2007 and September 20, 2007. Information about the directors and executive officers of US BioEnergy may be found in its 2006 Annual Report on Form 10-K filed with the SEC on March 30, 2007, definitive proxy statement relating to its 2007 Annual Meeting of Shareholders filed with the SEC on April 27, 2007 and current reports on Form 8-K filed with the SEC on August 13, 2007, October 3, 2007 (as amended) and November 6, 2007. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants is also included in the preliminary joint proxy statement/prospectus referred to above.